EXHIBIT 8.1

September 20, 2004

Tellabs, Inc.
One Tellabs Center
1415 W. Diehl Rd.
Naperville, Illinois 60563

Ladies and Gentlemen:

     We have acted as counsel to Tellabs, Inc., a Delaware corporation (“Tellabs”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”), registration number 333-116794, including the proxy statement/prospectus of Advanced Fibre Communications, Inc., a Delaware corporation (“AFC”) forming part thereof, relating to the proposed Merger (and, if consummated, the Subsequent Merger), in each case as defined and described in the Agreement and Plan of Merger, dated as of May 19, 2004, and amended and restated as of September 7, 2004, among Tellabs, Chardonnay Merger Corp., a Delaware corporation and wholly owned subsidiary of Tellabs, and AFC. This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 under the Securities Act of 1933, as amended (the “Act”).

     Our opinion is based upon an examination of the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis therefor. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies.

     We hereby confirm that, subject to the qualifications set forth therein, the discussion set forth in the section of the Registration Statement entitled “The Proposed Merger – Material U.S. Federal Income Tax Consequences of the Merger” constitutes our opinion as to the U.S. federal income tax consequences of those matters set forth therein. The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including Temporary and Proposed Regulations) promulgated thereunder, rulings, official pronouncements

September 20, 2004

and judicial decisions, all as in effect today and all of which are subject to change, possibly with retroactive effect, or different interpretations.

     Other than as expressly stated above, we express no opinion regarding the tax treatment of the Merger or the Subsequent Merger (whether or not consummated) under the laws of any State or local government within the United States or under the laws of any foreign country. Additionally, we express no opinion regarding any other tax consequences of the Merger or the Subsequent Merger (whether or not consummated), or on any issue relating to AFC or Tellabs or, in each case, to any investment therein or under any other law. This opinion is being provided to you solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission (the “SEC”) and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our written permission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

               We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the use of our name under the heading entitled “The Proposed Merger – Material U.S. Federal Income Tax Consequences of the Merger”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP